 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1997

                                                Registration No. 333-36357
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------

                 AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON
                                   FORM S-3
                       UNDER THE SECURITIES ACT OF 1933

                              -------------------

                          BORLAND INTERNATIONAL, INC.
            (Exact name of Registrant as specified in its charter)

                              -------------------


          DELAWARE                           7372                      94-2895440
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)        Classification Number)       Identification No.)

                                100 BORLAND WAY
                     SCOTTS VALLEY, CALIFORNIA  95066-3249
                                (408) 431-1000
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              -------------------

                            HOBART MCK. BIRMINGHAM
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          BORLAND INTERNATIONAL, INC.
                                100 BORLAND WAY
                       SCOTTS VALLEY, CALIFORNIA  95066
                                (408) 431-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copy to:
                             PETER M. ASTIZ, ESQ.
                         Gray Cary Ware & Freidenrich
                          A Professional Corporation
                              400 Hamilton Avenue
                              Palo Alto, CA 94301
                                (650) 328-6561

                              -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                              -------------------


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Each Class of Securities  AMOUNT TO BE       PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
     to be Registered               REGISTERED         OFFERING PRICE       AGGREGATE OFFERING    REGISTRATION FEE
                                                         PER SHARE                PRICE
------------------------------------------------------------------------------------------------------------------
Common Stock, ($.01 par value)     6,135,000 shares(1)     $10.13 (2)        $62,147,550 (2)         $18,833 *

TOTAL

* $18,002 of this amount has been previously paid.

     (1) Includes shares issuable upon conversion of outstanding shares of Series B Preferred Stock and shares of Series B Preferred Stock anticipated to be issued as described in the Prospectus. Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable upon conversion of Series B Preferred Stock as a result of any future stock splits, stock dividends or similar transactions. Also includes shares issuable upon exercise of outstanding warrants and warrants anticipated to be issued as described in the Prospectus. Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable upon excercise of such warrants as a result of any future stock splits, stock dividends or similar transactions.

     (2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the 1933 Act and based on the average of the high and low sales prices reported on the Nasdaq National Market.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION DATED OCTOBER 24, 1997


                               6,135,000 Shares
                          BORLAND INTERNATIONAL, INC.

                                  COMMON STOCK


           The 6,135,000 shares (the "Shares") of Common Stock of Borland International, Inc., a Delaware corporation ("Borland" or the "Company"), offered by this Prospectus are issuable upon conversion of issued and issuable shares of Series B Preferred Stock of the Company (the "Series B Shares") and upon exercise of issued and issuable warrants to purchase Common Stock (the "Warrants"). The Shares may be sold from time to time after conversion or exercise, as applicable, by or on behalf of the holders of Series B Shares and Warrants (the "Selling Stockholders"). The Series B Shares and the Warrants were issued or are issuable in connection with an equity financing pursuant to a series of subscription agreements (the "Financing Agreements"). The Series B Shares issued and issuable are currently convertible into approximately 5,827,000 shares of the Company's Common Stock, and the Warrants issued and issuable are exercisable for 308,000 shares of the Company's Common Stock. The Company will not receive any proceeds from sales of the shares by the Selling Stockholders or from conversions, if any, of the Series B Shares. The Company will receive the proceeds from the exercise of the Warrants, if any, and will use such proceeds, if any, for working capital. The Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company is also obligated to list such shares on the Nasdaq National Market and to take certain actions to comply with applicable state securities laws and regulations. See "Plan of Distribution. "


           The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in The Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

           The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants, but excluding underwriting discounts or commissions, transfer or other taxes and other costs and expenses incident to the sales of the Shares.


           The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "BORL." On October 16, 1997, the last sale price of the Company's Common Stock as reported on The Nasdaq National Market was $9.825.


                        ________________________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE
       CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                       __________________________________

        The date of this Prospectus is __________________________, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements (if required) and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.
Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Borland (File No. 0-16096) pursuant to the Exchange Act are incorporated herein by reference:

     1.   Report on Form 8-K filed with the Commission on September 23, 1997;

     2. Quarterly Report on Form 10-Q for the three months ended June 30, 1997, filed with the Commission on August 14, 1997;

     3.   Report on Form 8-K/A filed with the Commission on August 5, 1997;

     4.   Report on Form 8-K filed with the Commission on August 5, 1997;

     5. Proxy Statement with respect to Borland's Annual Meeting of Stockholders on September 5, 1997 filed with the Commission on July 24, 1997;

     6.   Report on Form 8-K filed with the Commission on July 14, 1997;

     7. Annual Report on Form 10-K405 for the year ended March 31, 1997, filed with the Commission on June 30, 1997;

     8.   Report on Form 8-K filed with the Commission on May 12, 1997;

     9. The description of Borland's Preferred Share Purchase Rights (the "Borland's Stockholders' Rights Plan") contained in its Registration Statement on Form 8-A filed with the Commission on December 27, 1991; and

    10. The description of Borland Common Stock contained in its Registration Statement filed with the Commission under the Exchange Act, as amended.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the effective date of this Registration Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom this Registration Statement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Registration Statement (other than any exhibits thereto). Requests for such documents should be directed to Borland International, Inc. at 100 Borland Way, Scotts Valley, California 95066 (telephone number (408) 431-1000), Attn.: Investor Relations Department.

                                  THE COMPANY

     Borland develops, markets, and supports software development tools, intelligent middleware, database management systems, and application management systems for business enterprises and independent software developers. The Company has several product lines and additional complementary products and services that are designed to meet the needs of software developers and business enterprises developing and using software in desktop, local area network ("LAN"), client/server and Internet/intranet environments.

     The Company is organized around its major products, a family of interoperable development tools, that include versions for desktop users, professional developers and large business enterprises.

     The Company's business strategy centers around its Golden Gate product strategy, which was announced in the second quarter of fiscal year 1997. Golden Gate is a strategy that encompasses all of the Company's products with the objective of providing customers with an integrated line of development tools that span from the desktop to the enterprise and provide a bridge between the Microsoft and Sun/Netscape Internet standards. The strategy is designed to allow software developers to scale applications for both centralized and decentralized information technology ("IT") departments and to integrate legacy computing systems, new computing systems and emerging Internet/intranet technologies.

     The Company markets and distributes its products worldwide primarily through independent distributors, dealers, value-added resellers ("VARs") and independent software vendors ("ISVs"). The Company also markets and sells to corporations, governments, educational institutions and end-user customers through direct sales and the Internet.

     The principal executive offices of Borland are located at 100 Borland Way, Scotts Valley, California 95066 and its telephone number at that location is
(408) 431-1000.

                                  RISK FACTORS

     The following risk factors should be considered in conjunction with the
     -----------------------------------------------------------------------
other information included and incorporated by reference in this Prospectus
---------------------------------------------------------------------------
before purchasing or otherwise acquiring the Common Stock offered hereby.  This
-------------------------------------------------------------------------------
Prospectus contains forward-looking statements within the meaning of Section 27A
--------------------------------------------------------------------------------
of the Securities Act and Section 21E of the Securities Exchange Act.  Actual
-----------------------------------------------------------------------------
results could differ materially from those projected in these forward-looking
-----------------------------------------------------------------------------
statements as a result of a variety of factors, including those set forth below
-------------------------------------------------------------------------------
and elsewhere in this Prospectus.
--------------------------------

     Continuing Operating Losses.  The Company experienced substantial operating
     ---------------------------
losses in each of the four quarters in fiscal year 1997 and a net loss of $108 million for fiscal year 1997. The Company also experienced operating losses for the four fiscal years ended March 31, 1995. Although the Company recorded a small operating profit for the quarter ended June 30, 1997, the Company's ability to continue or increase profitability will be substantially dependent upon its ability to successfully complete and introduce new products, to successfully implement restructuring and cost control measures adopted during fiscal year 1997 and to stem the loss of management and other key personnel. There can be no assurance that the Company will be able to successfully accomplish the foregoing or to continue or increase profitability in future periods. The Company believes that its existing capital resources will enable it to fund its operations through at least the end of fiscal year 1998. In the event that the Company is unable to generate adequate cash flow prior to that time, the Company will be required to seek additional sources of capital, which could result in dilution to the investors of the Company's

Common Stock. There can be no assurance that the Company will be able to obtain such capital on acceptable terms or at all.

     Restructurings.  In response to the significant losses from operations, the
     --------------
Company implemented restructurings and realignments of its operations in October 1996 and in February 1997. These restructurings resulted in significant reductions in workforce and other ongoing costs. Given the extent of the restructurings which the Company has undertaken, there can be no assurance that the remaining resources are sufficient for the Company to return to revenue growth or profitability, nor can there be any assurance that the Company will realize the cost savings which the restructurings have been designed to produce.

     Dependence on Key Personnel and Changes in Management.     The success of
     -----------------------------------------------------
the Company depends in large part upon the ability of the Company to recruit and retain qualified employees, particularly highly skilled engineers. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in retaining or recruiting such personnel.
During fiscal year 1997, certain management, engineers and other key personnel were hired away by competitors who offered very substantial signing bonuses and compensation packages that would have been very difficult for the Company to match. There can be no assurance that the Company will not be subject to further losses of management, engineers and other key personnel. In addition, the Company has had and may continue to be required to substantially increase the compensation, stock options or other benefits offered to employees in order to attract and retain management, engineers and other key personnel. The loss of management, engineering and other key personnel, and the delays which may be experienced in recruiting such personnel as well as the additional costs which may be incurred in retaining or attracting new personnel, may have a material adverse effect on the Company, its product releases and its operating results.

     Significant Fluctuations in Quarterly Operating Results and Seasonality.
     -----------------------------------------------------------------------
The Company's quarterly operating results have varied significantly in the past and the Company expects that such results are likely to vary significantly from time to time in the future. Such variations result from, among other matters, the following: the size and timing of significant orders and their fulfillment; demand for the Company's products; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; changes in pricing policies by the Company or its competitors; changes in the level of operating expenses; changes in the Company's sales incentive plans; budgeting cycles of its customers; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product life cycles; product defects and other product quality problems; personnel changes; seasonal trends and general domestic and international economic and political conditions. Operating results can also be adversely impacted by deferrals of customer orders in light of customer uncertainty regarding the Company's short- and long-term prospects. As an increasing percentage of the Company's revenues are from client/server products, the Company expects that an increasing percentage of its revenues will be from large orders. The timing of such orders and their fulfillment may cause material fluctuations in the Company's operating results, particularly on a quarterly basis. In addition, the Company intends to continue to expand its domestic and international direct sales force. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

     Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast. Revenues are also difficult to forecast because the market for client/server application development software is rapidly evolving, and the Company's sales cycle for client/server products, from initial evaluation to purchase and the provision of support services, is lengthy and varies substantially from customer to customer. Because the Company normally ships products within a short time after it receives an order, it typically does not have any material backlog. As a result, to achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, because many customers place orders toward the end of a quarter, the Company generally recognizes a substantial portion of its revenues at the end of a quarter. As the Company's expense levels are based in significant part on the Company's expectations as to future revenues and are therefore relatively fixed in the short term, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

     New Business Areas.  The Company's revised strategy is to focus on software
     ------------------
developers and the growth of the client/server and Internet/intranet markets. The Company's relatively recent entry into these markets is subject to a number of risks, including among others, the Company's inexperience in these markets; the markets themselves are new and evolving; the Company must make choices regarding the operating systems, database management systems and server software to focus upon; the ongoing transition of and investment of resources for this segment by the Company; the Company's credibility in this area; and, there are several very large and well-established businesses, as well as a number of smaller very successful companies already competing in this market. There can be no assurance that the sales in these markets will meet the Company's expectations, in which case the Company's business, operating results and financial condition could be materially adversely affected.

     Anticipated Decline in Revenue from Desktop Database Products.   Most of
     -------------------------------------------------------------
the Company's revenues to date have been attributable to its desktop products. Revenues derived from desktop products accounted for approximately 58% and 73% of total revenues for the Company in fiscal years 1997 and 1996, respectively. Revenues derived from the sale of these products, particularly the Company's
desktop database products, have declined over the last three fiscal years.   The
decline in revenues has been due to a number of factors, including, among others, the success of product "suites" offered by competitors which have had an adverse impact on the sale of individual products; the sale by the Company of its Quattro Pro and Paradox product lines; and continued competitive pricing pressures that have resulted in lower average sales prices for desktop products. While the Company expects such decline to continue, revenues from the sales of such products currently continue to represent an important portion of the Company's revenues. Although the Company is continuing to invest in the development, sales, marketing and support of such products on a limited basis, there can be no assurance that revenues from such products will not decline faster than expected. If revenues from such products decline materially or at a more rapid rate than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected.

     Dependence on Third-Party Licenses.  The Company is dependent on licenses
     ----------------------------------
from third-party suppliers for certain of its products. In particular, the Company is dependent upon certain licenses from Microsoft Corporation which is both a licensor to the Company and its most significant competitor. If any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties or additional internal development costs and delays and such products may not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect the Company's business, operating results and financial condition.

     New Product Introductions.  The Company's future sales will depend
     -------------------------
substantially on its ability to continue to successfully design and market new products and upgrades of current products for existing and new personal computer platforms and operating environments. As a result of various factors, there can be no assurance that sales of such new products and versions will meet the Company's expectations. For example, the Company may introduce certain of such products later to market than expected or later to market than competitors' introductions, or competitors may introduce competitive products at lower prices. In addition, the acceptance of the Company's new products, the acceptance of the Windows 95/NT operating systems, the Internet as a new computing paradigm and the Java programming language, may adversely affect such sales.

     From time to time the Company makes announcements to its customers with respect to the time frames within which the Company expects to ship new products. Such announcements are for the purpose of providing its customers with a general idea of the expected availability of products for planning purposes based only upon estimates and are not a prediction by the Company of the exact availability of such products. In the past, certain of the Company's products shipped later, and in some cases substantially later, than the time frame within which the

Company originally anticipated that the products would be available. Due to the inherent uncertainties of software development, it is likely that such situations will occur from time to time in the future as well. Moreover, the loss of key employees may increase the risk of delays in product availability from time frames originally anticipated. Consequently, announcements regarding the Company's expectations of when products may ship should not be considered a prediction by the Company that the products will ship in any particular quarter or otherwise be relied upon by investors as a basis for predicting the Company's results for any future period. Delays in the shipment of such products and product enhancements will have a material adverse impact on the Company. Without the introduction of such new products and product enhancements, the Company's products may become technologically obsolete, and as a result the Company's business, operating results and financial condition could be materially adversely affected. There can be no assurance that the future development and marketing efforts by the Company will be successful.

     Evolving Market.   In light of the changing market in which the Company
     ---------------
competes, it is uncertain whether the Company's historical product life cycle will continue. The Company has, in the past, experienced declining sales of certain of its products in anticipation of the release of new products. Furthermore, the Company cannot determine whether the increasing price competition in the industry, the timing of competitors' product releases or other factors will have an adverse effect upon the product upgrade revenue that has historically been a significant component of the Company's revenue. Finally, a greater portion of the Company's revenues are being derived from client/server sales that are characterized by long sales cycles and increased transaction values. As a result, such revenues may be subject to increased variability over time.

     Extreme Volatility of Stock Price.    Like the stock of other high
     ---------------------------------
technology companies, the market price of the Company's Common Stock has been and may continue to be extremely volatile. During the past three fiscal years, the market price of the Company's Common Stock has ranged from a high of $20.88 to a low of $4.75. Factors such as quarterly fluctuations in the Company's results of operations, the announcement of technological innovations or the introduction of new products by the Company or its competitors, and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Company's Common Stock.

     Extremely Competitive Industry.  The software industry is extremely
     ------------------------------
competitive. The Company competes with a number of other companies, including Microsoft Corporation ("Microsoft"), Computer Associates International, Inc., Oracle Corporation, Sybase Corporation and Symantec Corporation. Certain of its competitors have substantially greater financial, management, marketing and technical resources than the Company. In recent months competitors have utilized their greater resources to provide substantial signing bonuses and other inducements to lure away the Company's management and other key personnel. In addition, Microsoft is the developer of the Windows operating environments. To the extent that the Company is unable to obtain information regarding existing and future operating systems from the developer of such systems, the release of the Company's products for such systems may be delayed. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any one of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships, thereby increasing the ability of their products to address the needs of the Company's current and prospective customers. Accordingly, it is possible that new competitors may emerge, or alliances among current and new competitors may be formed, that may rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Furthermore, competitive pressures could require the Company to reduce the price of its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

     Risks Associated with International Operations and Sales.  Revenues derived
     --------------------------------------------------------
from international operations accounted for approximately 59%, 45% and 43% of total revenues for the Company in fiscal year 1997,

1996 and 1995, respectively. There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. The Company's foreign subsidiaries operate in local currencies, and their results are translated into US dollars. If the value of the US dollar increases relative to foreign currencies, the Company's results of operations could be materially adversely affected. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

     Anti-takeover Provisions.  The Company's Stockholders' Rights Plan and
     ------------------------
certain provisions of the Company's Certificate of Incorporation may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, the Company's Board of Directors has the authority to fix the rights and preferences of and issue shares of Preferred Stock without action by the stockholders, which may have the effect of delaying or preventing a change in control of the Company.

     Software Defects and Liability Claims.   Software products frequently
     -------------------------------------
contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced any material adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in the loss of revenues, delay in market acceptance or unexpected reprogramming costs, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

     Intellectual Property Rights.   The Company relies on a combination of
     ----------------------------
patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may copy aspects of the Company's products or obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

     Although there are no pending material lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or any material notices that the Company is infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. If any such claims are asserted and determined to be valid, there can be no assurance that the Company will be able to obtain licenses of the intellectual property rights in question on reasonable terms. The Company's involvement in any patent dispute or other intellectual property dispute or action to protect proprietary rights may have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in any litigation may subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these situations can have a material adverse effect on the Company's business, operating results and financial condition.

     Potential Dilutive Effect of Conversion of Series B Preferred Stock.  The
     -------------------------------------------------------------------
number of shares of Common Stock which may be issued upon conversion of the Series B Shares is dependent upon the trading price of the Company's Common Stock at the time of conversion. To the extent that the trading price of the Common Stock is lower than $6.94 per share at the time of any conversion of the currently outstanding Series B Shares, the number of shares of Common Stock issuable upon such conversion will increase with resulting dilution to the holders of the Company's Common Stock. The Financing Agreements also provide for the issuance of additional Series B share and Warrants, subject to certain conditions. Issuance of such additional shares and warrants will result in additional dilution to the holders of the Common Stock.

     Risks Associated with Potential Acquisitions.  As a part of its business
     --------------------------------------------
strategy, the Company expects to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities, or that may otherwise offer growth opportunities. While the Company has no current agreements or negotiations underway with respect to any such acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's operating results and/or the market price of the Company's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and operating results.

     Legal Proceedings.  The Company is a party to two lawsuits alleging certain
     -----------------
securities law violations by the Company and certain of its officers and directors. Both lawsuits purport to represent a class of investors who purchased or otherwise acquired the Company's Common Stock. Three lawsuits have been filed against the Company's subsidiary, Open Environment Corporation ("OEC"), and certain former officers and directors of OEC, alleging violations of federal securities laws prior to the Company's acquisition of OEC. There can be no assurance of the ultimate outcome of any of these matters or that the Company's business, financial condition or operating results will not be materially adversely affected as a result of such lawsuits.

     The Company is involved in various other legal actions arising in the normal course of business. Due to the inherent uncertainties of litigation, the outcome of any of these actions could be unfavorable, and the Company may choose to make payments, or enter into other arrangements, to settle such actions or may be required to pay damages or other expenses. Such an outcome in certain of these matters could have a material adverse effect on the Company's financial condition or results of operations. The computer industry has been subject to a substantial amount of intra-industry litigation in recent years regarding, among other matters, the extent of patent, copyright and intellectual property protection available for software products. Such actions can require the expenditure of substantial management time and financial resources and can adversely affect the financial performance of the companies involved. There can be no assurance that the Company will not be a party to other such litigation in the future.

                             SELLING STOCKHOLDERS

    The table below sets forth (a) the names of the Selling Stockholders, (b) the number of Series B Shares which each owns plus the number of Series B Shares anticipated to be issued to such Selling Stockholder at the Second Closing (as defined below) and upon exercise of the Selling Stockholder Call Option (as defined below), (C) the number of shares of Common Stock which could be acquired upon conversion of such Series B Shares (the "Conversion Shares") and (d) the number of shares of Common Stock that could be acquired upon exercise of Warrants held by such Selling Shareholder and upon exercise of Warrants anticipated to be issued to such Selling Stockholder at the Second Closing and upon exercise of the Selling Stockholder Call Option (the "Warrant Shares"). The Conversion Shares and the Warrant Shares are collectively referred to hereinafter as the "Shares."

      Selling Stockholders            Series B           Conversion             Warrant
                                       Shares             Shares                Shares

Olympus Securities, Ltd.                140.0           1,059,454               42,000
Nelson Partners                         140.0           1,059,454               42,000
Samyang Merchant Bank                    35.0             264,864               10,500
Themis Partners L.P.                     18.2             137,729                7,280
Heracles Fund                            16.8             127,135                6,720
Colonial Penn Life Insurance             28.0             211,891                8,400
Colonial Penn Insurance                  28.0             211,891                8,400
Gleneagles Fund, Ltd.                    28.0             211,891                8,400
Halifax Fund, L.P.                      196.0           1,483,236               58,800
Angelo, Gordon & Co., L.P.               14.0             105,945                4,200
Raphael, L.P.                            19.6             148,324                5,880
Michaelangelo, L.P.                      16.8             127,135                5,040
AG ARB Partners, L.P.                    11.2              84,756                3,360
Nutmeg Partners, L.P.                    11.2              84,756                3,360
AG Super Fund, L.P.                      14.0             105,945                4,200
GAM Arbitrage Investments                16.8             127,135                5,040
AG Super Fund Intl. Partners             14.0             105,945                4,200
The Northern Trust Co.                    2.8              21,189                  840
AG Long-Term Super Fund                  11.2              84,756                3,360
PHS Bay Colony Fund                       2.8              21,189                  840
PHS Patriot Fund                          2.8              21,189                  840
AGD, LLC                                  2.8              21,189                  840
Promethean Investment Group, LLC           --                  --               73,500

Totals                                  770.0           5,827,000              308,000



                             PLAN OF DISTRIBUTION

     On June 30, 1997, the Company completed the initial closing (the "Initial Closing") of an equity financing pursuant to a series of subscription agreements (the "Financing Agreements"). The Financing Agreements contemplate several closings in connection with the sale of Series B Shares and Warrants which are subject to various conditions. At the Initial Closing, the Company raised proceeds of approximately $25 million through the sale of 495 Series B Shares and Warrants to purchase up to 198,000 shares of the Company's Common Stock. Subject to various conditions, including the effectiveness of this Registration Statement, the Financing Agreements provide for the issuance of an additional 55 Series B Shares and Warrants to purchase 22,000 shares of the Company's Stock which is to be made at a second closing and on the same terms applicable at the Initial Closing (the "Second Closing"). The Financing Agreements also provide that at any time from June 30, 1998 through June 30, 2000, each purchaser at the First Closing and Second Closing (each a "Selling Stockholder") has the right (the "Selling Stockholder Call Option") to require the Company to issue for every five (5) unconverted Series B Shares held by such Selling Stockholder at June 30, 1998 (or such earlier date as there has been a mandatory conversion as described below), up to two (2) Series B Shares along with a pro-rata share of Warrants. Such right may be exercised only at such time(s) that the closing market price of the Company's Common Stock is greater than $8.00 per share and is otherwise subject to the same terms and conditions as apply to the Second Closing.

TERMS OF THE SERIES B PREFERRED STOCK

     The Series B Shares are convertible into shares of Common Stock, at the election of the holder of such Series B Shares, at a price (the "Conversion Rate") equal to the lower of the market price at the original date of issuance of such share (the "Initial Price") or the market price when a holder of Series B Shares delivers notice of his election to convert such shares ("Notification Date"). "Market price" is generally determined by the closing price for the Company's Common Stock on the applicable date.

     Subject to conditions specified below, the Selling Stockholders may convert, in aggregate, up to a maximum of a specified percentage of the Series B Shares according to the following schedule:

     Days from Closing     % of Series B Shares Convertible

     1 through  45        0
     46 through  90       20
     91 through 135       40
     136 through 180      60
     181 through 225      80
     greater than 225     100


The above limitations on conversion would be eliminated (i) during any Forced Conversion Period (as hereinafter defined) and/or (ii) for any conversions at an effective Conversion Rate which is greater than the Conversion Rate applicable when the shares were originally issued, as adjusted in accordance with the Certificate of Determination filed for the Series B Shares.

     Any Series B Shares outstanding five years after the date such shares were initially issued would automatically convert into shares of the Company's Common Stock at the then applicable Conversion Rate. The Conversion Rate is subject to proportional adjustment upon any stock split, stock dividend or other similar change to the capital stock of the Company. Upon an acquisition of the Company involving a sale of all or substantially all of the assets of the Company and upon a merger, consolidation or other corporate reorganization of the Company which results in the transfer of more than 50% of the voting power of the Company, the holders of the Series B Shares will be treated as if they had converted such shares immediately prior to the consummation of such transaction.

     Following at least (i) 90 calendar days of effectiveness of this Registration Statement and (ii) 20 consecutive trading days during which the closing market price of the Company's Common Stock is no less than twice the Initial Price, the Company may elect to deliver a mandatory conversion notice to all holders of Series B Shares ("Forced Conversion Notice"). Upon receipt of a Forced Conversion Notice, each Selling Stockholder would be required to convert any and all Series B Shares held by such Selling Stockholder within the 30 calendar days immediately following receipt of such Forced Conversion Notice ("Forced Conversion Period").

     A Forced Conversion Notice would be deemed null and void, however, if at any time during the Forced Conversion Period, (i) the Company's Common Stock trades at a market price which is less than 85% of the closing market price on the day such Forced Conversion Notice is delivered, (ii) the Company's Common Stock is suspended from trading, (iii) the effectiveness of this Registration Statement is suspended, and/or (iv) the Company is in material breach of the Financing Agreements.

     Upon at least 20 trading days' written notice, the Company may elect to redeem, on the date which is the second, third or fourth anniversary of effectiveness of this Registration Statement, all of the Series B Shares which remain outstanding on the date which is the second anniversary of effectiveness of this Registration Statement, at 110% of par. Subject to certain conditions, the Company also has a right to call for redemption if the Conversion Rate is less than $6 per share.

     The Company is obligated to use its reasonable best efforts to have this Registration Statement declared effective by the SEC and remain effective until the Company's Common Stock subject to the Registration Statement may otherwise be freely traded without registration. The Company is also obligated to list such shares on the Nasdaq National Market and to take certain actions to comply with applicable state securities laws and regulations.



TERMS OF THE WARRANTS

     For each Series B Share purchased by a Selling Stockholder, the Company is obligated to grant to such Selling Stockholder Warrants to purchase 400 shares of the Company's Common Stock. The Warrants have a four year term and an exercise price equal to 125% of the market price for the Company's Common Stock at the original date of issuance of such Warrants. The terms of exercise of the Warrant are subject to customary adjustments on stock splits, stock dividends, any merger or acquisition involving the Company and similar transactions, such as to permit the Selling Stockholder to receive upon exercise of the Warrants that which they would have received had they exercised the Warrants immediately prior to any such transaction.



SALES BY SELLING STOCKHOLDERS

     Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agents. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may from time to time enter into hedging transactions with respect to the Shares.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of one business day prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders and the broker-dealers who may be deemed to be the underwriters (if any) of the securities covered by this Registration Statement against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.


                                USE OF PROCEEDS

     The Company will receive the proceeds of exercise of the Warrants, if any, and will use such proceeds, if any, for working capital. The Company will not receive any proceeds from sales of the Shares or from conversions of the Series B Shares, if any.

                                 LEGAL MATTERS

     The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus, except as they relate to the unaudited three month periods ended June 30, 1997 and 1996, have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such consolidated financial statements have been so incorporated by reference in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.


--------------------------------------------    --------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER
THAN THOSE CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS IN CONNECTION
WITH THE OFFERING DESCRIBED HEREIN,
AND, IF GIVEN OR MADE, SUCH  INFORMATION
OR REPRESENTATION  MUST NOT BE RELIED               6,135,000 Shares
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, ANY
SECURITIES   BORLAND INTERNATIONAL, INC.
OTHER THAN THE REGISTERED SECURITIES TO
WHICH IT RELATES, OR AN OFFER TO SELL,
OR A SOLICITATION OF AN OFFER TO
BUY, IN ANY JURISDICTION IN WHICH IT IS               COMMON STOCK
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE THE DATE HEREOF OR THAT
THE INFORMATION CONTAINED HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                                  ----------------------
         TABLE OF CONTENTS                              PROSPECTUS
                                                  ----------------------
                                          PAGE
                                          ----
Available Information...................   2
Incorporation of Certain
  Documents by Reference................   2
The Company.............................   3
Risk Factors............................   3
Selling Stockholders....................
Plan of Distribution....................   9
Use of Proceeds.........................   10
Legal Matters...........................   11
Experts.................................   11       _________________, 1997


--------------------------------------------

                                 PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                       To be Paid
                                                          By The
                                                        Registrant
                                                        ----------

    SEC Registration Fee............................    $ 18,002
    Nasdaq filing fee...............................      17,500
    Accounting fees and expenses....................      75,000
    Legal fees and expenses.........................      15,000
    Miscellaneous expenses..........................       4,998

        Total                                           $130,500
                                                        ========


     The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Stockholders, excluding underwriting commissions and similar charges.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Certificate of Incorporation also provides that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

     The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or an predecessor of the Registrant.

     The Registrant has entered into indemnification agreements with its directors and certain of its officers.

     The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                 EXHIBIT TITLE
-------                -------------
3.1*    Certificate of Designation for Series B Preferred Stock

10.1*   Form of Convertible Securities Subscription Agreement for Series B
        Preferred Stock

10.2*   Form of Registration Rights Agreement for Series B Preferred Stock

5.1**   Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1    Consent of Price Waterhouse LLP, independent accountants.

23.2    Consent of Ernst & Young LLP, independent auditors.

23.3    Consent of Chartered Accountants for Jarrah Technologies, Ltd.

23.4**  Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
        (included in Exhibit 5.1).

24.1** Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

--------------------

* Filed as an exhibit to the Company's Report on Form 8-K filed on July 14, 1997 and incorporated herein by reference.

** Previously filed with Registration Statement No. 333-36357 on September 25,
   1997.

ITEM 17.  UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
-----------------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E.   The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California on the 24th day of October, 1997.

                                   Borland International, Inc.


                                   By:  /s/ KATHLEEN FISHER
                                        ----------------------------------
                                        Kathleen Fisher
                                        Vice President, Finance and Chief
                                        Financial Officer


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

          SIGNATURE                                           Title                            Date
          DELBERT YOCAM*                               Chairman  and Chief Executive Officer        October 24, 1997
-----------------------------------------------------  (Principal Executive Officer)
              Delbert Yocam

     /s/  KATHLEEN FISHER                              Vice President, Finance and Chief            October 24, 1997
-----------------------------------------------------  Financial Officer (Principal Financial and
              Kathleen Fisher                          Principal Accounting Officer)


                                                       Director
-----------------------------------------------------
              George Hara


          STEPHEN J. LEWIS*                            Director                                     October 24, 1997
-----------------------------------------------------
              Stephen J. Lewis

          DAVID HELLER*                                Director                                     October 24, 1997
-----------------------------------------------------
              David Heller


          WILLIAM F. MILLER*                           Director                                     October 24, 1997
-----------------------------------------------------
              William F. Miller

          HARRY J. SAAL*                               Director                                     October 24, 1997
-----------------------------------------------------
              Harry J. Saal


*By /s/ KATHLEEN FISHER                                                                             October 24, 1997
    _________________________________________________
        Kathleen Fisher, Attorney-in-Fact

                                 INDEX TO EXHIBITS

3.1*    Certificate of Designation for Series B Preferred Stock

10.1*   Form of Convertible Securities Subscription Agreement for Series B
        Preferred Stock

10.2*   Form of Registration Rights Agreement for Series B Preferred Stock

5.1**   Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1    Consent of Price Waterhouse LLP, independent accountants.

23.2    Consent of Ernst & Young LLP, independent auditors.

23.3    Consent of Chartered Accountants for Jarrah Technologies, Ltd.

23.4**  Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
        (included in Exhibit 5.1).

24.1** Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

------------------------
* Filed as an exhibit to the Company's Report on Form 8-K filed on July 14, 1997 and incorporated herein by reference.

** Previously filed with Registration Statement No. 333-36357 on September 25,
   1997.